The Wireless Xcessories Group Reports Second Quarter Results,
Revenue Increases to $ 5,857,000

HUNTINGDON VALLEY, Pa., August 8, 2006 (PRIMEZONE) -- The Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today second quarter results for the period ended June 30, 2006. The Company reported second quarter revenue of $5,857,000 compared to $5,835,000 for the same period in fiscal 2005. In 2006 pre-tax net income for the second quarter was $ 464,000 versus $710,000 in the same period of 2005. The Company had net after tax income of $386,000 or $.09 per basic and $.08 per diluted share in 2006, compared to net income of $710,000 (no taxes were accrued in 2005) or $0.16 per basic and $ 0.15 per diluted share in the same period for 2005.

For the six months ending June 30, 2006, Wireless Xcessories Group had revenue of $11,342,000, an increase of 5% compared to revenue of $10,790,000 for the same period in 2005. The Company had pre-tax income in 2006 of $927,000, a decrease of 28% compared to $1,285,000 for the same period in 2005. The Company in 2006 had net income of $854,000, or $0.19 per basic share and $0.18 per diluted share, compared to net income of $1,285,000 (no taxes were accrued in 2005) or $0.29 per basic share and $0.28 per diluted share, for fiscal 2005. The 2006 results include $73,000 of income tax expense, reflecting taxes that we accrued during the first half of the year.

The Company ended the second quarter of 2006 with working capital of $6.6 million, and a current ratio of 7 to 1, compared to $5.8 million and a current ratio of 6 to 1 at the end of fiscal 2005. The Company has no debt, and total equity has grown to $ 7,074,000 million as at June 30, 2006.

Steve Rade, CEO, stated “Even though the company achieved record sales in the first half, revenues would have grown more, had there not been a reduction in the number of new handset models being introduced by the major airtime carriers. As an example, the continued popularity of Motorola’s RAZR has meant that carriers who featured this handset have not supplemented their offerings with as many new models as in previous quarters.”

Regarding Guidance: The Company has revised its revenue forecast and expects revenue to grow at 5%, versus the former 15% target rate for the fiscal year ended December 31, 2006. The Company expects sales growth from its relationship with Sanyo, along with the inventory and logistics services to Anycom GmbH of Germany to contribute to this year’s sales increase.

The Company will hold a conference call on Tuesday, August 8th, 2006 at 4:30 pm Eastern Time. Interested participants should call (866) 866-1333 when calling from the United States or (404) 260-1421 when calling internationally. This call will be available for review at Wireless Xcessories' web site at http://www.wirexgroup.com beginning August 10.

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 4,000 items that include rechargeable batteries, personal and vehicle hands free kits, portable and vehicle antennas, in-car and travel chargers, and plain and colored carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, IndustrialStrengthCellular.com, for its dealers and produces two product line catalogs that are circulated nationally and internationally.

“Safe Harbor” Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company. Copies of these filings may be obtained by contacting the company or the SEC.

Contact:
Wireless Xcessories Group
Dan Kenderdine
800-233-0013 ext. 1404